Exhibit 99.1

Weyerhaeuser to Sell Cellulose Fibers Pulp Mills
to International Paper for $2.2 Billion in Cash
Strategic review of liquid packaging and publishing papers facilities is ongoing

FEDERAL WAY, Wash. (May 2, 2016) – Weyerhaeuser Company (NYSE: WY) today announced an agreement to sell its Cellulose Fibers pulp mills to International Paper for $2.2 billion in cash. Weyerhaeuser expects to use a substantial portion of the estimated $1.6 billion after-tax proceeds for repayment of term loans issued in conjunction with the company’s previously announced $2.5 billion share repurchase program.

The transaction includes five pulp mills located in Columbus, Miss.; Flint River, Ga.; New Bern, N.C.; Port Wentworth, Ga. and Grande Prairie, Alberta, with a combined total capacity of nearly 1.9 million metric tons. The sale also includes two modified fiber mills in Columbus, Miss. and Gdansk, Poland.

The announcement completes the first phase of the company’s strategic review of the Cellulose Fibers business. The transaction with International Paper does not include Weyerhaeuser’s liquid packaging board facility or newsprint and publishing papers joint-venture. Weyerhaeuser’s review of those assets is ongoing.

“This transaction delivers compelling value for Weyerhaeuser shareholders and further focuses our portfolio as we work to be the world’s premier timber, land, and forest products company,” said Doyle R. Simons, president and chief executive officer.

“I want to thank the employees of the Cellulose Fibers pulp mills for continuing to operate safely, and for delivering an exceptional customer experience throughout the strategic review process,” said Simons. “Our mills are world class producers of pulp, and the assets and people are among the finest in the industry. This transaction will position the mills to achieve their full potential as part of an industry-leading pulp and paper manufacturer.”

The transaction is subject to customary closing conditions including regulatory review and is expected to close in the fourth quarter of 2016. The Weyerhaeuser pulp business and International Paper will continue to operate separately until the transaction closes.

Morgan Stanley & Co. LLC acted as financial advisor to Weyerhaeuser in the transaction.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest private owners of timberlands, began operations in 1900. We own or control more than 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2015, Weyerhaeuser and Plum Creek, on a combined basis, generated approximately $8.5 billion in net sales and employed nearly 14 thousand people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS
This communication contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to any potential transaction involving Weyerhaeuser’s Cellulose Fibers business or the structure or timing of any such transaction, the use of proceeds from any such transaction, as well as the risk factors disclosed in Weyerhaeuser’s filings with the SEC, including Weyerhaeuser’s annual reports on Form 10-K for the year ended December 31, 2015. These forward-looking statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed above, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

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